EXHIBIT 21

ALEXANDER’S, INC.

SUBSIDIARIES OF REGISTRANT

731 Commercial Holding LLC

731 Commercial LLC

731 Office One Holding LLC

731 Office One LLC

731 Office Two Holding LLC

731 Office Two LLC

731 Residential Holding LLC

731 Residential LLC

731 Restaurant LLC

731 Retail One LLC

Alexander’s Department Stores of Brooklyn, Inc.

Alexander’s Department Stores of New Jersey, Inc.

Alexander’s Kings Plaza, LLC

Alexander’s of Kings, LLC

Alexander’s Management LLC

Alexander’s of Brooklyn II LLC

Alexander’s of Brooklyn, Inc.

Alexander’s of Flushing, Inc.

Alexander’s of Rego Park II, Inc.

Alexander’s of Rego Park III, Inc.

ALX of Paramus, LLC

Alexander’s Personnel Providers, Inc.

Alexander’s Rego Park Center, Inc.

Alexander’s Rego Shopping Center, Inc.

Alexander’s Restaurant LLC

Kings Parking, LLC

Kings Plaza Lender LLC

Ownreal Inc.

Rego Park Comercial LLC

Rego Park Residential LLC

Sakraf Wine & Liquor Store, Inc.